                             SUBSCRIPTION AGREEMENT
                            dated as of June 21, 1999
                                  by and among

                      EDWARDSTONE & COMPANY, INCORPORATED,


                              MIDMARK CAPITAL, L.P.

                                       and

                             VERTEX INDUSTRIES, INC,


                           with respect to 65% of the
                          outstanding capital stock of
                             VERTEX INDUSTRIES, INC.

                                TABLE OF CONTENTS


                  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.



                                                                                                                Page
                                                                                                                 No.
                                                                                                                ----
                                    ARTICLE I

                           SALE OF SHARES AND CLOSING

         1.01  Purchase and Sale..................................................................................1
         1.02  Purchase Price.....................................................................................1
         1.03  Closing............................................................................................2

                                   ARTICLE II


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         2.01  Organization and Qualification.....................................................................2
         2.02  Authority..........................................................................................3
         2.03  Capital Stock; Indebtedness........................................................................4
         2.04  No Conflicts; Approvals and Consents...............................................................5
         2.05  SEC Reports and Financial Statements...............................................................6
         2.06  Absence of Certain Changes or Events...............................................................7
         2.07  Absence of Undisclosed Liabilities.................................................................7
         2.08  Legal Proceedings..................................................................................8
         2.09  Information Supplied...............................................................................8
         2.10  Compliance with Laws and Orders....................................................................9
         2.11  Compliance with Agreements; Certain Agreements.....................................................9
         2.12  Taxes.............................................................................................10
         2.13  Benefit Plans; ERISA..............................................................................11
         2.14  Labor Matters.....................................................................................14
         2.15  Environmental Matters.............................................................................14
         2.17  Affiliate Transactions............................................................................15
         2.18  No Vote Required..................................................................................15

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         3.01  Organization......................................................................................16
         3.02  Authority.........................................................................................16
         3.03  No Conflicts; Approvals and Consents..............................................................16
         3.04  Legal Proceedings.................................................................................17
         3.05  Purchase for Investment...........................................................................17
         3.06  Financing Commitments.............................................................................18


         3.07  14(f) Information Statement.......................................................................18

                                   ARTICLE IV

                                    COVENANTS

         4.01  Covenants of the Company and Purchasers...........................................................18
         4.02  No Solicitations..................................................................................22
         4.03  Third Party Standstill Agreements.................................................................23

                                    ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PURCHASERS

         5.01  Representations and Warranties....................................................................24
         5.02  Performance.......................................................................................24
         5.03  Officers'Certificates.............................................................................24
         5.04  Orders and Laws...................................................................................25
         5.05  Regulatory Consents and Approvals.................................................................25
         5.07  Opinion of Counsel................................................................................26
         5.08  Registration Rights Agreement.....................................................................26
         5.09  Management Agreement..............................................................................26
         5.10  Stockholders Agreement............................................................................26
         5.11  SBA Forms.........................................................................................26
         5.13  Closing of Acquisitions...........................................................................26
         5.14  Financing.........................................................................................27
         5.15  Expenses..........................................................................................27
         5.16  Proceedings.......................................................................................27

                                   ARTICLE VI


                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         6.01  Representations and Warranties....................................................................27
         6.02  Performance.......................................................................................27
         6.03  Officers'Certificates.............................................................................28
         6.04  Orders and Laws...................................................................................28
         6.05  Regulatory Consents and Approvals.................................................................28
         6.07  Opinion of Counsel................................................................................28
         6.08  Management Agreements.............................................................................29
         6.09  Stockholders Agreement............................................................................29

                                   ARTICLE VII


                              ADDITIONAL AGREEMENTS

         7.01  Access to Information; Confidentiality............................................................29
         7.02  Regulatory and Other Approvals....................................................................31
         7.03  Expenses..........................................................................................31
         7.04  Brokers or Finders................................................................................31

         7.05  Use of Proceeds; Technology Transfer..............................................................32


                                  ARTICLE VIII

                                   TERMINATION

         8.01  Termination.......................................................................................32
         8.02  Effect of Termination.............................................................................33

                                   ARTICLE IX

                                   DEFINITIONS

         9.01  Definitions.......................................................................................33

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01  Non-Survival of Representations, Warranties, Covenants and Agreements............................40
         10.02  Notices..........................................................................................41
         10.03  Entire Agreement.................................................................................42
         10.04  Public Announcements.............................................................................42
         10.05  Waiver...........................................................................................43
         10.06  Amendment........................................................................................43
         10.07  No Third Party Beneficiary.......................................................................43
         10.08  No Assignment; Binding Effect....................................................................43
         10.09  Headings.........................................................................................44
         10.10  Arbitration......................................................................................44
         10.11  Invalid Provisions...............................................................................45
         10.12  Governing Law....................................................................................45
         10.13  Counterparts.....................................................................................45


                                    EXHIBITS

         EXHIBIT A           ICS Acquisition Agreement
         EXHIBIT B           PSS Acquisition Agreement
         EXHIBIT C           Officer's Certificate of the Company
         EXHIBIT D           Secretary's Certificate of the Company
         EXHIBIT E           Registration Rights Agreement
         EXHIBIT F           Investment Banking, Management and
                             Monitoring Fee Agreement
         EXHIBIT G           Stockholders Agreement
         EXHIBIT H           Officer's Certificate of Edwardstone
         EXHIBIT I           Officer's Certificate of MidMark
         EXHIBIT J           Secretary's Certificate of Edwardstone
         EXHIBIT K           Secretary's Certificate of MidMark

                  This SUBSCRIPTION AGREEMENT dated as of June 21, 1999 is made and entered into by and among Edwardstone & Company, Incorporated, a Delaware corporation ("Edwardstone"), MidMark Capital, L.P., a Delaware limited partnership ("MidMark", and together with Edwardstone, "Purchasers")and Vertex Industries, Inc. a New Jersey corporation (the "Company"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 9.01.

                  WHEREAS, Edwardstone wishes to purchase from the Company, and the Company wishes to sell to Edwardstone four million four hundred forty nine thousand six hundred forty two (4,449,642) shares (the "Edwardstone Shares") of the Company's common stock, par value $.005 per share ("VTX Common Stock"), on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, MidMark wishes to purchase from the Company, and the Company wishes to sell to MidMark four million (4,000,000)shares (the "MidMark Shares", and together with the Edwardstone Shares, the "Shares") of VTX Common Stock, on the terms and subject to the conditions set forth in this Agreement; and

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                           SALE OF SHARES AND CLOSING

                  1.01 Purchase and Sale. The Company agrees to issue and sell to Purchasers, and Purchasers agree to purchase from the Company, the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

                  1.02 Purchase Price. The aggregate purchase price for the Shares is $7,500,000 (the "Purchase Price"), payable in immediately available United States funds at the Closing in the manner provided in Section 1.03

                  1.03 Closing. The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, New York, or at such other place as Purchasers and the Company mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Edwardstone and its Affiliates will pay $3,750,000 and MidMark will pay $3,750,000, each by wire transfer of immediately available funds to such account as the Company may reasonably direct by written notice delivered to Purchasers by the Company at least two (2) Business Days before the Closing Date. Simultaneously, the Company will deliver to each Purchaser a certificate or certificates in definitive form, registered in the name of such Purchaser, representing the Shares being purchased by such Purchaser pursuant hereto. At the Closing, there shall also be delivered to the Company and Purchasers the opinions and certificates and other Contracts, documents and instruments to be delivered under Articles IV and V.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to each Purchaser as follows:

                  2.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in New Jersey, which is the only jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.
Section 2.01 of the Company Disclosure Schedule sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in Section 2.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has previously delivered to each Purchaser correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and each of its Subsidiaries.

                  2.02 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Operative Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. In addition, the Board of Directors of the Company has adopted a resolution substantially in the following form:

                  "RESOLVED, that the Company be, and it hereby is, authorized to engage, from time to time, in any "business combination" (as defined in Section 14A:10A-3 of the New Jersey Business Corporation Act) with or otherwise involving or affecting Edwardstone, MidMark and/or their respective Affiliates, including, without limitation, repurchases by the Company of shares of its common stock from such Person(s), loan transactions, and transactions that may involve the sale or issuance by the Company of its assets or voting securities (or securities convertible into, or exchangeable for, its voting securities), on such terms and conditions as may be agreed upon by the parties thereto at the time of such transaction(s), the intent of this resolution being to constitute advance approval of such transaction(s) as required by Section 14A:10A-4 of the New Jersey Business Corporation Act."

No other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Operative Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes and upon the execution and delivery by the Company of the Operative Agreements to which it is a party, such Operative Agreements will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                  2.03 Capital Stock; Indebtedness. (a) The authorized capital stock of the Company consists solely of 20,000,000 shares of VTX Common Stock. As of May 25, 1999, 5,226,979 shares of VTX Common Stock were issued and outstanding, of which 10,000 shares were held in the treasury of the Company, and 840,000 shares were reserved for issuance upon the exercise of stock options granted under the Company employee stock option plans described in Section 2.03 of the Company Disclosure Schedule (the "Company Option Plans"). Since such date, there has been no change in the number of issued and outstanding shares of VTX Common Stock or shares of VTX Common Stock held in treasury. All of the issued and outstanding shares of VTX Common Stock and all shares of VTX Common Stock reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and as set forth in Section 2.03 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as disclosed in Section 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any Liens. Except as disclosed in Section 2.03 of the Company Disclosure Schedule, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

                  (c) Except as disclosed in Section 2.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of VTX Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

                  2.04 No Conflicts; Approvals and Consents. (a) The execution and delivery by the Company of this Agreement and the Operative Agreements to which it is a party do not, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

                  (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of the Company;

                  (ii) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.04(a)(ii) of the Company Disclosure Schedule, conflict with or result in a violation or breach of any terms or provision of any Law or Order applicable to the Company or any of its Assets and Properties; or

                  (iii) except as disclosed in Section 2.04(a)(iii) of the Company Disclosure Schedule, (w) conflict with or result in a violation or breach of (x) constitute (with or without notice or lapse of time or both) a default under, (y) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (z) result in the creation or imposition of any Lien upon the Company or any of its Assets or Properties under, any Contract or License to which the Company is a party or by which any of its Assets and Properties is bound.

                  (b) Except as disclosed in Section 2.04(b) of the Company Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets or Properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  2.05 SEC Reports and Financial Statements. The Company delivered to each Purchaser prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") since December 31, 1996 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the

Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC, and, as of the respective dates thereof, fairly presented (subject, in the case of the unaudited interim financial statements, to year-end audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

                  2.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in
Section 2.06 of the Company Disclosure Schedule, (a) since July 31, 1998 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and (b) between July 31, 1998 and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 4.01(a).

                  2.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of January 31, 1999 included in the Company Financial Statements or as disclosed in Section 2.07 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any Liabilities of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except Liabilities (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to have, individually or in the aggregate, a Materially Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  2.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 2.08 of the Company Disclosure Schedule, (i) there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting, nor to the Knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective Assets and Properties which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any continuing Order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  2.09 Information Supplied. Any document to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information included therein with respect to Purchasers.

                  2.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all Licenses for the lawful conduct of their respective businesses, except for failures to hold such Licenses which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of such Licenses, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  2.11  Compliance with Agreements; Certain Agreements.
(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 2.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificate of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or
(ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  (b) Except as disclosed in Section 2.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  2.12 Taxes. (a) Each of the Company and its Subsidiaries has filed all material Tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such Tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries has paid or accrued (or the Company has paid on its behalf) all Taxes shown as due on such Tax returns and reports. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for thereon, except for inadequately reserved Taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such Taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  2.13 Benefit Plans; ERISA. (a) Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, there are no Plans (as defined in Section 9.01) maintained or contributed to by the Company under which the Company has any liability, or which cover any employees, former employees, directors or former directors of the Company or their beneficiaries or provide benefits to such persons in respect of services provided to the Company. The Company is not, nor has it ever been, a member of a "control group" as such term is defined in Section 4001 (a) (14) of ERISA.

                  (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, the Company has never sponsored or contributed to, or had any liability with respect to, a defined benefit pension plan subject to Title IV of ERISA, including a defined benefit pension plan that is a multiemployer plan as described in Section 3(37) of ERISA, or any Plan subject to Section 302 of ERISA or Section 412 of the Code.

                  (c) Except as set forth in Section 2.13(c) of the Company Disclosure Schedule, no employees or former employees of the Company participate in any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under
Section 4980B of the Code and Sections 60l through 608 of ERISA or applicable state Law.

                  (d) Except as set forth in Section 2.13(d) of the Company Disclosure Schedule, each Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, has been administered in compliance in all material respects with its terms and the requirements provided by any and all statutes, orders or governmental rules or regulations applicable to the Plan, including but not limited to ERISA and the Code. Each Plan and its related trust that are intended to qualify under Section 401(a) of the Code and Section 501(a) of the Code are so qualified. Each Plan that is intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code and other statutes, orders or governmental rules or regulations to provide such income tax benefits.

                  (e) All reports, forms and other documents required to be filed with any governmental entity with respect to any Plan have been timely filed and are accurate.

                  (f) All contributions or other payments for all periods ending prior to the date of this Agreement (including periods from the first day of the current plan year to the date of this Agreement) have been made prior to the date of this Agreement by the Company in accordance with past practice and the recommended contribution in any applicable actuarial report.

                  (g) With respect to each Plan required to be disclosed in
Section 2.13(a) of the Company Disclosure Schedule:

                           (1)  no prohibited transactions (as defined in
Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available;

                           (2) no action or claim (other than routine claims for
benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) has been brought, or is pending, or, to the Knowledge of the Company, is threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan; and

                           (3)  neither the Company nor any fiduciary with
respect to the Plan has any knowledge of any facts which could give rise to any such action or claim described in clause (2), above.

                  (h) The Company has no Liability and, to the Knowledge of the Company, there exists no condition or set of circumstances that could give rise to any liability (whether joint or several) (i) for any excise tax imposed by
Section 4975, 4976, 4977 or 4979 of the Code, (ii) for a fine under Section 502 of ERISA, or (iii) for any liability under Section 4062, 4063, 4064, 4069 or 4201 of ERISA, Section 412(c)(11) of the Code or Section 302(c)(11) of ERISA.

                  (i) All of the Plans listed in Section 2.13(a) of the Company Disclosure Schedule, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Section 601 through 608 of ERISA.

                  (j) Except as set forth in Section 2.13(j) of the Company Disclosure Schedule, true, correct and complete copies of all documents creating or evidencing any Plan listed in Section 2.13(a) of the Company Disclosure Schedule have been delivered to Purchasers, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity have been delivered to Purchasers.

                  (k) There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of plans, agreements, arrangements, policies or programs required to be listed in Section 2.13(a) of the Company Disclosure Schedule.

                  (l) All expenses and Liabilities relating to all of the Plans described in Section 2.13(a) of the Company Disclosure Schedule have been, and will on the date of this Agreement be, fully and properly accrued on the books and records of the Company and its subsidiaries and disclosed to Purchasers in accordance with GAAP and in Plan financial statements.

                  2.14 Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 2.14 of the Company Disclosure Schedule, (i) there are no material controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) to the Knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries and
(iii) since December 31, 1996, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except such as did not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  2.15 Environmental Matters. Neither the Company nor any of its Subsidiaries is in material violation of any federal, state or local Environmental Laws applicable to it or its properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Law or any regulation, code, plan, order, decree, notice or demand letter issued, entered, promulgated or approved thereunder. No notice or action alleging such violation is pending or, to the Company's knowledge, threatened, and no past or present condition or practice of the business conducted by the Company and its Subsidiaries would prevent continued compliance with applicable permits or give rise to any common Law or statutory Liability or otherwise form the basis of any claim, action or proceeding with respect to the Company or any of its Subsidiaries involving any pollutant or hazardous or toxic material or waste. Neither the Company nor any of its Subsidiaries has any Liability, present or past, under CERCLA, including, without limitation, as the result of their ownership or operation of any "facility" as defined in CERCLA, or their arrangement for disposal, treatment or transport of "hazardous substances," also as defined in CERCLA.

                  2.16 Intellectual Property Rights. The Company and each of its Subsidiaries owns, or is licensed or otherwise has the full right to use, all Intellectual Property material to, and used in or necessary for the conduct of, its business as heretofore conducted. Section 2.16 of the Company Disclosure

Schedule contains an accurate and complete description of all such Intellectual Property used or proposed to be used by the Company or any of its Subsidiaries and indicates whether such Intellectual Property is owned or licensed by the Company or its Subsidiaries. To the Company's Knowledge, the Company or its Subsidiaries has the sole and exclusive right to use such Intellectual Property and the consummation of the transactions contemplated hereby will not alter or impair any such rights; no claims have been asserted by any Person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property, and there is no valid basis for any such claim; and the use of such Intellectual Property by the Company or any of its Subsidiaries does not infringe on the rights of any Person. The Company or its Subsidiaries has full right, title and interest in and to, pursuant to existing agreements and/or applicable Law, all material Intellectual Property developed by or on behalf of any present or past employee of the Company or any of its Subsidiaries while so employed, and all such Intellectual Property now used or proposed to be used by the Company or its Subsidiaries is the property of the Company and its Subsidiaries.

                  2.17 Affiliate Transactions. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 2.17 of the Company Disclosure Schedule, no officer, director or shareholder of the Company has any interest (other than as a shareholder of the Company) in any property, real or personal, tangible or intangible, including without limitation Intellectual Property, used in or pertaining to the business of the Company.

                  2.18 No Vote Required. The Company, to the best of its knowledge after due inquiry, believes no vote of the holders of any class or series of the capital stock of the Company is required to approve the issuance of the Shares on the Closing Date and the other transactions contemplated by this Agreement.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Each Purchaser severally, and not jointly, hereby represents and warrants to the Company with respect to such Purchaser as follows:

                  3.01 Organization. Each Purchaser is a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the Laws of its jurisdiction of its incorporation and has the requisite corporate or partnership power, as the case may be, and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

                  3.02 Authority. The execution, delivery and performance by each Purchaser of this Agreement and the Operative Agreements to which it is a party, and the consummation by each Purchaser of the transactions contemplated hereby and thereby, have been duly and validly approved by the general partners or the Board of Directors of such Purchaser, as the case may be, no other corporate action on the part of such Purchaser or its stockholders or partners being necessary. This Agreement has been duly and validly executed and delivered by each Purchaser and constitutes, and upon the execution and delivery by such Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                  3.03 No Conflicts; Approvals and Consents. (a) The execution and delivery of this Agreement and the Operative Agreements to which each Purchaser is a party do not, and the performance by such Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

                  (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws or partnership agreement (or other comparable corporate charter document) of such Purchaser;

                  (ii) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.03(a)(ii) of the Purchasers Disclosure Schedule, hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Purchaser or any of its Assets and Properties; or

                  (iii) except as disclosed in Section 3.03(a)(iii) of the Purchasers Disclosure Schedule hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon such Purchaser or any of its Assets or Properties under, any Contract or License to which such Purchaser is a party or by which any of its Assets and Properties is bound.

                  (b) Except as disclosed in Section 3.03(b) of the Purchasers Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of either Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which any Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

                  3.04 Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of each Purchaser, threatened against, relating to or affecting such Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

                  3.05 Purchase for Investment. The Shares will be acquired by each Purchaser (or, if applicable, its assignee pursuant to Section 10.08) for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of such Purchaser (or such assignee, as the case may be). Each Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause the Company to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky Laws.

                  3.06 Financing Commitments. Purchasers have prior to the execution of this Agreement delivered to the Company a true and complete copy of the letter proposal, dated November 11, 1998, from NMB-Heller Limited to Edwardstone whereby NMB-Heller Limited has offered to provide the Company with additional loan funds necessary for completion of the Acquisitions (the "Acquisition Financing").

                  3.07 14(f) Information Statement. No information provided by Purchasers to the Company in connection with the preparation of the information statement to be transmitted to the Company's shareholder's pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (the "14(f) Information Statement")shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                                   COVENANTS

                  4.01 Covenants of the Company and Purchasers. At all times from and after the date hereof until the Closing Date (or earlier termination hereof), each of the Company and Purchasers covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise previously consent in writing):

                  (a) Ordinary Course. (i) In the case of the Company, the Company and each of its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any of such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

                  (ii) Without limiting the generality of the immediately preceding paragraph, (x) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their Assets and Properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them, to make all required payments under the Company Benefit Plans and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (y) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement:

                           (A) amend or propose to amend its certificate or
                  articles of incorporation or bylaws (or other comparable corporate charter documents);

                           (B) (w) declare, set aside or pay any dividends on or
                  make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation,
                  (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
                  (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, restructuring, recapitalization or other similar reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                           (C) issue, deliver or sell, or authorize or propose
                  the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (x) the issuance of VTX Common Stock pursuant to Options outstanding on the date of this Agreement in accordance with their present terms, and (y) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                           (D) except for the Acquisitions, acquire (by merging
                  or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

                           (E) other than in the ordinary course of its business
                  consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any material amount of its Assets or Properties;

                           (F) except to the extent required by applicable Law,
                  regulation or GAAP, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes or (y) make any material Tax election or settle or compromise any material income Tax Liability with any Governmental or Regulatory Authority;

                           (G) incur any Indebtedness for borrowed money or
                  guarantee any such Indebtedness, other than in the ordinary course of business consistent with past practice;

                           (H) except as may be required by applicable Law,
                  enter into, adopt, amend in any material respect or terminate any Company Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                           (I) enter into any Contract or amend or modify any
                  existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any Affiliate of the Company or any of its Subsidiaries;

                           (J) make any capital expenditures or commitments for
                  additions to plant, property or equipment constituting capital assets in the aggregate amount exceeding $25,000;

                           (K) make any change in the lines of business in which
                  it participates or is engaged; or

                           (L) enter into any Contract, commitment or
                  arrangement to do or engage in any of the foregoing.

                  (b) Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to this Agreement, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Material Adverse Effect on the Company or Purchasers, as the case may be, and its Subsidiaries taken as a whole or on the ability of the Company or Purchasers, as the case may be, to consummate the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law.

                  (c) Notice and Cure. Each of the Purchasers, on the one hand, and the Company, on the other hand, will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of the Purchasers or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Purchasers or the Company, as the case may be, contained in this Agreement. Each of the Purchasers and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known to such party, of any representation, warranty, covenant or agreement made by the Purchasers or the Company, as the case may be. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein, except to the extent any such violation or breach is cured.

                  (d) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of the Purchasers and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither the Purchasers nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

                  4.02 No Solicitations. Prior to the Closing Date, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall cause its respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole or any outstanding shares of VTX Common Stock or shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or enter into any agreements, arrangements or understandings, whether written or oral, with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Purchasers immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such Persons.

                  4.03 Third Party Standstill Agreements. During the period from the date of this Agreement through the Closing Date (or earlier termination hereof), neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                  4.04 Acquisition Agreements. Immediately following execution of this Agreement, or as soon thereafter as is practicable, the Company shall enter into the following +agreements: (i) the Purchase Agreement for Assets, Claims and Liabilities with ICS, substantially in the form of Exhibit A (the "ICS Acquisition Agreement"), and (ii) the Share Purchase

Agreement with the PSS Shareholders, substantially in the form of Exhibit B (the "PSS Acquisition Agreement").

                  4.05 14(f) Information Statement. Purchasers shall prepare and deliver to the Company as promptly as practicable following the date hereof all information concerning Purchasers' nominees to the Board of Directors of the Company as is necessary to be included in the 14(f) Information Statement. Purchasers shall cause the Company to file with the SEC and to transmit to its shareholders the 14(f) Information Statement as quickly as possible upon receipt of Purchasers' information.


                                    ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PURCHASERS

                  The obligations of each Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchasers in their sole discretion):

                  5.01 Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

                  5.02 Performance. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or before the Closing.

                  5.03 Officers' Certificates. The Company shall have delivered to Purchasers a certificate, dated the Closing Date and executed in the name and on behalf of the Company by the Chairman of the Board, the President or any Executive or Senior Vice President of the Company, substantially in the form and to the effect of Exhibit C hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Company, substantially in the form and to the effect of Exhibit D hereto.

                  5.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchasers, and there shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchasers, the Company, any Subsidiary or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

                  5.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and the Company to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchasers, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

                  5.06 Third Party Consents. Prior to the Closing, the Company shall have obtained and delivered to Purchasers the approvals and consents required for the consummation of the transactions contemplated hereby.

                  5.07 Opinion of Counsel. Each Purchaser shall have received the opinion of the Law Offices of Jeffrey D. Marks, P.C., counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers.

                  5.08 Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement with each of the Purchasers dated as of the Closing Date, substantially in the form of Exhibit E hereto.

                  5.09 Management Agreement. The Company shall have entered into the Investment Banking, Management and Monitoring Fee Agreement with MidMark Associates, Inc., a New Jersey corporation and the general partner of MidMark, dated as of Closing Date, substantially in the form of Exhibit F (the "MidMark Management Agreement").

                  5.10 Stockholders Agreement. The Company shall have entered into the Stockholders Agreement with each of the Purchasers dated as of the Closing Date, substantially in the form of Exhibit G (the "Stockholders Agreement").

                  5.11 SBA Forms. The Company shall have executed and delivered: a Size Status Declaration on Small Business Administration ("SBA") Form 480, an Assurance of Compliance on SBA Form 652, a Portfolio Financing Report on SBA Form 1031, and such other forms as may be necessary or desirable under applicable SBA rules and regulations in order to enable MidMark to complete its investment in the Company.

                  5.12 14(f) Information Statement. The Company shall have complied with all of the terms and provisions of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder including, without limitation, transmitting the 14(f) Information Statement to the Company's shareholders at least 10 days prior to the Closing Date.

                  5.13 Closing of Acquisitions. The closing of the transactions contemplated by each of the Acquisition Agreements shall have occurred.

                  5.14 Financing. Purchasers shall have obtained the Acquisition Financing for the Company having terms reasonably satisfactory to Purchasers and in an amount at least equal to $4 million.

                  5.15 Expenses. Pursuant to Section 7.03, the Company shall have reimbursed each Purchaser for all costs and expenses of such Purchaser, incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

                  5.16 Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchasers, and Purchasers shall have received copies of all such documents and other evidences as Purchasers may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

                  The obligations of the Company hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

                  6.01 Representations and Warranties. Each of the representations and warranties made by Purchasers in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

                  6.02 Performance. Each Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Purchaser at or before the Closing.

                  6.03 Officers' Certificates. Edwardstone and MidMark shall have each delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of such Purchaser by the Chairman of the Board, the President, any Executive or Senior Vice President or the General Partner of such Purchaser, substantially in the forms and to the effect of Exhibits H and I hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of such Purchaser, substantially in the forms and to the effect of Exhibits J and K hereto.

                  6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

                  6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Company and Purchasers to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

                  6.06 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Company of its obligations hereunder and to the consummation of the transactions contemplated hereby (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

                  6.07 Opinion of Counsel. The Company shall have received the opinions of Milbank, Tweed, Hadley and McCloy LLP counsel to Edwardstone, and McCarter & English, counsel to MidMark, each dated the Closing Date, in form and substance reasonably satisfactory to the Company.

                  6.08 Management Agreements. MidMark shall have entered into the MidMark Management Agreement with the Company.

                  6.09 Stockholders Agreement. Purchasers shall have entered into the Stockholders Agreement with the Company.

                  6.10 Proceedings. All proceedings to be taken on the part of each Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  7.01 Access to Information; Confidentiality. (a) Each of the Company and Purchasers shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Closing Date (or earlier termination hereof), (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or Purchasers, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Purchasers, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Purchasers, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities Laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data concerning the business and operations of the Company or Purchasers, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

                  (b) Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchasers, any Person who has provided, or who is considering providing, financing to the Company to finance all or any portion of the Acquisition, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchasers' use of documents and information concerning the Company and the Subsidiaries furnished by the Company hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is considering providing, financing to such party and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.


                  7.02 Regulatory and Other Approvals. (a) Subject to the terms and conditions of this Agreement, each of the Company and Purchasers will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Purchasers, the Company or any of their Subsidiaries to consummate the transactions contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

                  7.03 Expenses. Except as otherwise expressly set forth herein, if the transactions contemplated hereby are not consummated, each party will pay its own costs and expenses incurred by it or on its behalf in connection with this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby. If the transactions contemplated hereby are consummated, then the Company shall reimburse each Purchaser at the Closing for all costs and expenses (including, without limitation, attorneys fees) of such Purchaser, incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

                  7.04 Brokers or Finders. Each of Purchasers and the Company represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of Purchasers and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

                  7.05 Use of Proceeds; Technology Transfer. The Company covenants and agrees that (a) the Purchase Price is being used to finance the closing of the acquisition transactions contemplated by the Acquisition Agreements; (b) that such acquisitions are being undertaken by the Company in order to enable the Company to acquire the property rights to the products currently owned by ICS and PSS in order to, among other things, enable the Company to begin marketing such products in the United States; and (c) that the Company shall take concrete steps to commence the marketing of such products in the United States within twelve months of the Closing Date.


                                  ARTICLE VIII

                                   TERMINATION

                  8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of the Company and Purchasers;

                  (b) at any time before the Closing, by the Company or Purchasers, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

                  (c) at any time after September 30, 1999 by the Company or Purchasers upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

                  8.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in
Section 7.03 and confidentiality in Section 7.01(b) will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to
Section 8.01(b) or (c), the Company will remain liable to Purchasers for any breach of this Agreement by the Company existing at the time of such termination, and Purchasers will remain liable to the Company for any breach of this Agreement by Purchasers existing at the time of such termination, and the Company or Purchasers may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.


                                   ARTICLE IX

                                   DEFINITIONS

                  9.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

                  "AAA" has the meaning ascribed to it in Section 10.10.

                  "Acquisition Agreements" means the ICS Acquisition Agreement and the PSS Acquisition Agreement.

                  "Acquisitions" means the Company's acquisition of the companies and/or assets contemplated by the Acquisition Agreements.

                  "Acquisition Financing" has the meaning ascribed to it in
Section 3.06.

                  "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

                  "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

                  "Agreement" means this Stock Purchase Agreement and the Exhibits, the Company Disclosure Schedule and Purchasers Disclosure Schedule hereto and the certificates delivered in accordance with Sections 5.03 and 6.03, as the same shall be amended from time to time.

                  "Alternative Proposal" has the meaning ascribed to it in
Section 4.02.

                  "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

                  "Board of Arbitration" has the meaning ascribed to it in
Section 10.10.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of New Jersey and New York are authorized or obligated to close.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

                  "Closing" means the closing of the transactions contemplated by Section 1.03.

                  "Closing Date" means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections
5.04 and 5.05 and Sections 6.04 and 6.05 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and the Company mutually agree upon in writing.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Company" has the meaning ascribed to it in the forepart of this Agreement.

                  "Company Benefit Plan" means any Plan established by the Company, any of its Subsidiaries, or any predecessor or affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company or any of its Subsidiaries contributes or has contributed, or under which any employee, former employee or director of the Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

                  "Company Disclosure Schedule" means the record delivered to Purchasers by the Company herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Company pursuant to this Agreement.

                  "Company Financial Statements" has the meaning ascribed to it in Section 2.05.

                  "Company Option Plans" has the meaning ascribed to it in
Section 2.03.

                  "Company SEC Reports" has the meaning ascribed to it in
Section 2.05.

                  "Contracts" means any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind.

                  "Dispose" means to assign, sell, pledge, hypothecate or other transfer or disposal of shares of capital stock.

                  "Edwardstone" has the meaning ascribed to it in the forepart of this Agreement.

                  "Edwardstone Shares" has the meaning ascribed to it in the forepart of this Agreement.

                  "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "Exchange Act" has the meaning ascribed to it in Section 2.05.

                  "14(f) Information Statement" has the meaning ascribed to it in Section 3.07.

                  "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                  "ICS" means ICS International Aktiengesellschaft Identcode-Systems, a German corporation.

                  "ICS Acquisition Agreement" has the meaning ascribed to it in
Section 4.04.

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                  "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

                  "Knowledge of the Company" or "Known to the Company" means the knowledge of any officer, director or employee of the Company or any Subsidiary.

                  "Knowledge of Purchasers" or "Known to Purchasers" means the knowledge of any officer, director, partner or employee of Purchasers.

                  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                  "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                  "Material Adverse Effect" with respect to an entity means any event, change or effect which is materially adverse to the business, financial condition or results of operations of such entity (or of such group of entities taken as a whole).

                  "MidMark" has the meaning ascribed to it in the forepart of this Agreement.

                  "MidMark Management Agreement" has the meaning ascribed to it in Section 5.09.

                  "MidMark Shares" has the meaning ascribed to it in the forepart of this Agreement.

                  "Operative Agreements" means the Registration Rights Agreement, the MidMark Management Agreement, the Stockholders Agreement, the PSS Acquisition Agreement, the ICS Acquisition Agreement and any support or other agreements to be entered into in connection with the transaction.

                  "Option" has the meaning ascribed to it in Section 2.03(a).

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of
Section 3(3) of ERISA.

                  "PSS Acquisition Agreement" has the meaning ascribed to it in
Section 4.04.

                  "PSS Shareholders" means the John Kenny Settlement Trust, the Godfrey Smith Settlement Trust, Bryan J. Maguire, John Kenny and Godfrey Smith.

                  "Purchase Price" has the meaning ascribed to it in Section
1.02.

                  "Purchasers" has the meaning ascribed to it in the forepart of this Agreement.

                  "Purchasers Disclosure Schedule" means the record delivered to the Company by Purchasers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchasers pursuant to this Agreement.

                  "Representatives" means with respect to an entity, such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

                  "SBA" has the meaning ascribed to it in Section 5.11.

                  "SEC" has the meaning ascribed to it in Section 2.05.

                  "Securities Act" has the meaning ascribed to it in Section
2.05.

                  "Shares" has the meaning ascribed to it in the forepart of this Agreement.

                  "Stockholders Agreement" has the meaning ascribed to it in
Section 5.10.

                  "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

                  "Taxes" shall include all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

                  "Trading Day" shall mean any day on which securities are traded on the Nasdaq Stock Market and on which a trade in Company stock occurs.

                  "VTX Common Stock" has the meaning ascribed to it in the forepart of this Agreement.

                  (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company or a Subsidiary. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                    ARTICLE X

                                  MISCELLANEOUS


                  10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing Date but shall terminate at the Closing, except for the agreements contained in Sections 7.01, 7.03, 7.04 and 7.05 and in this Article X.

                  10.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Edwardstone, to:

                  Edwardstone & Company, Inc.
                  600 Madison Avenue
                  26th Floor
                  New York, NY 10022
                  Facsimile No.: 212-832-3151
                  Attn:  Mr. Nicholas R.H. Toms

                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy
                  One Chase Manhattan Plaza
                  New York, NY 10005
                  Facsimile No.: 212-530-5219
                  Attn:  John T. O'Connor, Esq.

                  If to MidMark, to:

                  MidMark Capital, L.P.
                  466 Southern Boulevard
                  Chatham, NJ 07928
                  Facsimile No.: 973-822-8911
                  Attn:  Mr. Wayne Clevanger

                  with a copy to:

                  McCarter & English
                  Four Gateway Center
                  100 Mulberry Street
                  Newark, NJ 07102-4096
                  Facsimile No.: 973-624-4444
                  Attn:  David Broderick, Esq.

                  If to the Company, to:

                  Vertex Industries, Inc.
                  23 Carol Street
                  Clifton, NJ 07014
                  Facsimile No.: 973-472-0814
                  Attn:  Mr. Ronald C. Byer

                  with a copy to:

                  Law Offices of Jeffrey Marks, P.C.
                  415 Clifton Avenue
                  Clifton, New Jersey  07015
                  Facsimile No.:  973-253-8858
                  Attn:  Jeffrey D. Marks, Esq.


All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  10.03 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain letter of intent agreement between the Company and Edwardstone dated January 8, 1999, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

                  10.04 Public Announcements. At all times at or before the Closing, the Company and Purchasers will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. The Company and Purchasers will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

                  10.05 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                  10.06 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  10.07 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

                  10.08 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchasers may assign any or all of its rights, interests and obligations hereunder to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, or (ii) any financial institution providing


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purchase money or other financing to Purchasers or the Company from time to time as collateral security for such financing, but no such assignment referred to in clause (i) shall relieve either Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  10.09 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  10.10 Arbitration. The parties to this Agreement and the Operative Agreements agree that any disputes arising out of, or in connection with, the execution, interpretation, performance or non-performance of this Agreement and the Operative Agreements (including the validity, scope and enforceability of this arbitration provision) shall be settled by arbitration, which shall be conducted in New York, New York pursuant to the then prevailing rules of the American Arbitration Association ("AAA") by a panel of three arbitrators of the AAA (the "Board of Arbitration") acceptable to the Company, on the one hand, and Purchasers, on the other hand. Each of the Company, on the one hand, and Purchasers, on the other hand, shall select one (1) member and the third member shall be selected by mutual agreement of the other members. If the other members fail to reach agreement on a third member within thirty (30) days after their selection, the parties shall jointly request the AAA to designate, in accordance with AAA rules, a third member experienced in industries in which Purchaser does business. The parties agree to facilitate the arbitration by (a) making available to one another and to the Board of Arbitration for inspection and extraction all documents, books, records, and personnel under their control or under the control of a person controlling or controlled by such party if determined by the Board of Arbitration to be relevant to the dispute, (b) conducting arbitration hearings to the greatest extent possible on successive business days and (c) using their best efforts to observe the time periods established by the rules of the AAA or by the Board of Arbitration for the submission of evidence and briefs. The decision of the Board of Arbitration shall be final, binding and not subject to further review, and judgment on the award of the Board of Arbitration may be entered in and enforced by any court having jurisdiction over the parties or their assets. Any costs incurred in


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conducting the arbitration shall be borne by the non-prevailing (as determined by the Board of Arbitration) party.

                  10.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State.

                  10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.



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                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                             VERTEX INDUSTRIES, INC.


                             By:/s/Ronald C. Byer
                                ------------------------------
                                Name:  Ronald C. Byer
                                Title: CEO and President

                             EDWARDSTONE & COMPANY, INC.

                             By:/s/Nicholas Toms
                                ------------------------------
                                Name:  Nicholas Toms
                                Title: Chief Executive Officer

                             MIDMARK CAPITAL, L.P.

                                by MidMark Associates, Inc.
                                as General Partner of
                                MidMark Capital, L.P.

                             By:/s/Wayne L. Clevenger
                                ------------------------------
                                Name:  Wayne L. Clevenger
                                Title: Managing Director



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